EXHIBIT 2.1

AGREEMENT AND PLAN OF STOCK EXCHANGE

This Agreement and Plan of Stock Exchange (this “Agreement”) is entered into as of May 2, 2026 (the “Agreement Date”), by and between 1606 Corp., a Nevada corporation (“Parent”), and Sim Agro Inc., a Texas corporation (“Company”). Parent and Company are each a “Party” and collectively the “Parties.”

RECITALS

A. Parent is a Nevada public company with its common stock quoted on the OTC Markets under the trading symbol “CBDW” and the last reported price per share quoted on the OTC Markets on May 1, 2026 was $0.0008.

B. Company is a privately held corporation.

C. The Parties desire to effect a strategic business combination pursuant to which, upon the terms and subject to the conditions set forth herein, Company will issue to Parent newly issued shares of Company Capital Stock constituting, immediately following such issuance, fifty-one percent (51%) of the issued and outstanding Company Capital Stock on a fully-diluted basis (as defined below), in exchange for shares of Parent Common Stock, resulting in Parent obtaining majority ownership and control of Company.

D. The Parties intend to structure the transactions contemplated by this Agreement in a tax-efficient manner; provided, however, that no Party is making any representation or warranty regarding the Tax consequences of this Agreement or the transactions contemplated hereby except as expressly set forth herein.

E. The Boards of Directors of Parent and Company have approved this Agreement, the Stock Exchange (as defined below), and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

1.2 “Business Day” means any day other than a Saturday, Sunday, or day on which banks in New York, New York are authorized or required to close.

1.3 “Closing” has the meaning set forth in Section 2.2.

1.4 “Closing Date” has the meaning set forth in Section 2.2.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company Capital Stock” means the shares of capital stock of Company outstanding immediately prior to the Effective Time.

1.7 “Company Stockholders” means the holders of Company Capital Stock immediately prior to the Effective Time.

1.8 “Effective Time” has the meaning set forth in Section 2.3.

1.9 “Encumbrance” means any lien, pledge, security interest, mortgage, charge, claim, option, right of first refusal, restriction, or other encumbrance of any kind.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11 “Governmental Authority” means any federal, state, local, or foreign court, governmental agency, authority, instrumentality, regulatory body, or self-regulatory organization, including FINRA and the OTC Markets Group.

1.12 “Intellectual Property” means all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights

1.13 “Law” means any statute, law, ordinance, rule, regulation, code, order, judgment, decree, or other requirement of any Governmental Authority.

1.14 “Nevada Law” means the Nevada Revised Statutes, including Chapter 92A, as amended.

1.15 “New Shares” means the newly issued shares of Company Capital Stock to be issued by Company to Parent pursuant to Section 2.1, which New Shares shall constitute fifty-one percent (51%) of the issued and outstanding Company Capital Stock on a fully-diluted basis immediately following such issuance.

1.16 “Parent Consideration Shares” has the meaning set forth in Section 2.1(g).

1.17 “Stock Exchange” means the transaction described in Section 2.1 pursuant to which Company issues the New Shares to Parent in exchange for Parent’s issuance of the Parent Consideration Shares to Company.

1.18 “Texas Law” means the Texas Business Organizations Code, as amended.

1.19 “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

1.20 “Permits” means all permits, licenses, approvals, authorizations, consents, registrations, and qualifications of or with any Governmental Authority.

1.21 “Person” means any individual, corporation, partnership, limited liability company, trust, association, or other entity.

1.22 “SEC” means the U.S. Securities and Exchange Commission.

1.23 “Securities Act” means the Securities Act of 1933, as amended.

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1.24 “Material Adverse Effect” means any event, occurrence, fact, condition, change, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the applicable Party and its subsidiaries, taken as a whole, or (b) the ability of the applicable Party to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect under clause (a): (i) general economic, financial, or capital market conditions; (ii) conditions generally affecting the industries in which the applicable Party operates; (iii) acts of war, armed hostility, terrorism, epidemic, pandemic, or natural disasters; (iv) changes in applicable Law or GAAP after the Agreement Date; (v) the announcement, execution, or pendency of this Agreement or the transactions contemplated hereby; or (vi) any action taken or omitted to be taken at the written request or with the written consent of the other Party; except, in the case of clauses (i) through (iv), to the extent that such changes disproportionately affect the applicable Party relative to other participants in the industries in which such Party operates.

2. THE STOCK EXCHANGE; EQUITY CONSIDERATION AND RELATED MATTERS

2.1 Stock Exchange Structure; Equity Consideration. At the Effective Time, the Parties shall effect the transactions contemplated hereby (the “Stock Exchange”) as follows:

(a) Issuance of Company Shares to Parent. Company shall issue to Parent such number of newly issued shares of Company Capital Stock (the “New Shares”) as shall constitute, immediately following such issuance, fifty-one percent (51%) of the issued and outstanding Company Capital Stock on a fully-diluted basis. The New Shares shall be validly issued, fully paid, nonassessable, and free and clear of all Encumbrances (other than restrictions under applicable securities Laws and Company’s organizational documents).

(b) Issuance of Parent Shares to Holder at Closing. As consideration for the issuance of the New Shares and the transactions contemplated hereby, Parent shall issue to Karthik Raghavan (the “Holder”) One Hundred Fifty Million (150,000,000) shares of Parent Common Stock at the Effective Time (the “Closing Shares”).

(c) Deferred Equity Issuance. In addition to the Closing Shares, Parent shall issue to Holder One Hundred Million (100,000,000) shares of Parent Common Stock on January 1, 2027 (the “Deferred Equity Shares,” and together with the Closing Shares, the “Holder Consideration Shares”).The Deferred Equity Shares shall constitute fixed equity consideration and shall not be subject to any price adjustment, conversion formula, market price-based calculation, anti-dilution protection, or similar adjustment mechanism.

(d) Cash Election Right. Notwithstanding Section 2.1(c), Parent shall have the right, but not the obligation, to satisfy its obligation to issue the Deferred Equity Shares by paying to Holder Two Million One Hundred Thousand Dollars ($2,100,000) in cash in lieu of issuing the Deferred Equity Shares (the “Cash Election”).

(e) Timing of Election. Parent must exercise the Cash Election, if at all, no later than ten (10) Business Days prior to January 1, 2027. Upon timely payment of the Cash Election amount, Parent’s obligation to issue the Deferred Equity Shares shall be deemed fully satisfied and extinguished.

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(f) Condition to Cash Election. Parent may exercise the Cash Election only if the market value of the Deferred Equity Shares exceeds Four Million Dollars ($4,000,000), determined based on the twenty (20) trading day volume weighted average price (VWAP) of Parent Common Stock immediately preceding the date of such election.

(g) Parent Consideration Shares. The Holder Consideration Shares are referred to herein as the “Parent Consideration Shares.”

2.2 Treatment of Company Options, Warrants, and Other Rights. At the Effective Time, each outstanding option, warrant, or other right to acquire Company Capital Stock, whether vested or unvested, shall be treated in accordance with Exhibit A, which shall provide for either (a) amendment or assumption by Parent or Company (with Parent’s consent) and, if applicable, conversion into an option, warrant, or other right to acquire Parent Common Stock and/or Company Capital Stock (or any combination thereof), or (b) cash-out or cancellation for no consideration, in each case as set forth on the Company equity schedule attached as Exhibit A-1.

For purposes of calculating the number of New Shares to be issued to Parent to constitute fifty-one percent (51%) ownership on a fully-diluted basis, all Company Securities shall be deemed exercised or converted, regardless of whether they are actually exercised or converted at or prior to the Effective Time. The treatment of each Company Security set forth on Exhibit A-1 shall not affect the calculation of Parent’s ownership percentage on a fully-diluted basis.

2.3 Fractional Shares.

(a) Parent Consideration Shares. No fractional shares of Parent Consideration Shares shall be issued as consideration in the Stock Exchange. Any fractional share of Parent Consideration Shares otherwise resulting from the issuance of the Parent Consideration Shares pursuant to this Agreement shall be rounded up to the nearest whole share.

(b) New Shares. No fractional shares of New Shares shall be issued to Parent in the Stock Exchange. The number of New Shares shall be rounded up to the nearest whole share such that Parent owns at least fifty-one percent (51%) of the Company Capital Stock on a fully-diluted basis.

2.4 Capitalization Calculation; True-Up Provision.

(a) Capitalization Certificate. Not less than five (5) Business Days prior to the anticipated Closing Date, Company shall deliver to Parent a certificate executed by the Chief Financial Officer or Chief Executive Officer of Company (the “Capitalization Certificate”) setting forth:

(h) the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time;

(i) a complete and accurate list of all outstanding options, warrants, convertible securities, and other rights to acquire Company Capital Stock (collectively, “Company Securities”), including the number of shares issuable upon exercise or conversion, exercise prices, and expiration dates;

(iii) the calculation of Company Capital Stock on a fully-diluted basis, treating all Company Securities as exercised or converted;

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(iv) the exact number of New Shares to be issued to Parent to constitute fifty-one percent (51%) of Company Capital Stock on a fully-diluted basis immediately following such issuance; and

(v) the resulting ownership percentages of Parent and existing Company Stockholders immediately following the issuance of the New Shares.

(b) Review. Parent shall have three (3) Business Days following receipt of the Capitalization Certificate to review and approve or object to such calculations. If Parent objects, the Parties shall work in good faith to resolve any discrepancies prior to Closing.

(c) True-Up. At the Effective Time, if the actual capitalization of Company differs from that set forth in the Capitalization Certificate such that the New Shares issued to Parent constitute less than fifty-one percent (51%) of the fully-diluted Company Capital Stock, then Company shall immediately issue such additional shares to Parent as necessary to cause Parent to own fifty-one percent (51%) of the fully-diluted Company Capital Stock, without any additional consideration.

2.5 Right to Acquire Additional Shares.

(a) Option Right. For a period of thirty-six (36) months following the Closing Date (the “Option Period”), Parent shall have the right, but not the obligation, to require Company to issue to Parent additional newly issued shares of Company Capital Stock sufficient to increase Parent’s ownership to up to eighty-one percent (81%) of the issued and outstanding Company Capital Stock on a fully-diluted basis (the “Option Shares”).

(b) Purchase Price. The purchase price for the Option Shares shall be determined by applying the same per-share valuation ratio used in the initial Stock Exchange under Section 2.1, i.e., the implied valuation of Company based on the issuance of the New Shares in exchange for the Parent Consideration Shares.

(c) Exercise. Parent may exercise this right by delivering written notice to Company specifying the number of Option Shares to be acquired (the “Exercise Notice”). Company shall issue such Option Shares within thirty (30) days of receipt of the Exercise Notice in exchange for Parent Common Stock calculated based on the valuation ratio set forth in Section 2.5(b).

(d) Partial Exercises. Parent may exercise this right in whole or in part on one or more occasions during the Option Period.

(e) Corporate Actions. Company shall take all actions necessary to authorize the issuance of the Option Shares, including: (i) authorizing and reserving sufficient shares under its articles of incorporation; (ii) obtaining all required stockholder approvals; and (iii) amending its articles of incorporation if necessary.

(f) Stockholder Agreement. All Company Stockholders, by executing this Agreement or a joinder hereto, hereby agree to vote all of their shares of Company Capital Stock in favor of any authorization, amendment, or other action necessary to permit Parent to exercise its rights under this Section 2.5.

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(g) Validity. The Option Shares, when issued, shall be validly issued, fully paid, and nonassessable, and shall have the same rights and preferences as all other shares of Company Capital Stock.

(h) Survival. This Section 2.5 shall survive the Closing and shall be binding upon Company and all Company Stockholders.

2.6 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on a date to be mutually agreed by the Parties (the “Closing Date”), which shall be upon the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 8 and 9, or on such other date as the Parties may mutually agree in writing.

2.7 Effective Time. On the Closing Date, upon satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 8 and 9 and completion of all deliveries required to be made at the Closing pursuant to this Agreement, the Closing shall be deemed to occur and the Stock Exchange and the other transactions contemplated hereby to be consummated (the “Effective Time”).

2.8 Effects of the Stock Exchange. At the Effective Time:

(a) Parent shall be the record and beneficial owner of the New Shares, representing fifty-one percent (51%) of the issued and outstanding Company Capital Stock on a fully-diluted basis, with such rights as are set forth in this Agreement, in the Company’s organizational documents as amended at Closing, and as provided by applicable Law.

(b) All shares of Company Capital Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding but shall represent in the aggregate, on a fully-diluted basis, forty-nine percent (49%) of the Company Capital Stock.

(c) Holder shall be the record and beneficial owner of the Holder Consideration Shares.

(d) Company shall continue in existence as a Texas corporation following the Effective Time, with Parent as its majority stockholder.

(e) The rights, preferences, and privileges of Parent as the majority stockholder, and the obligations and restrictions applicable to Company and the minority stockholders, shall be as set forth in this Agreement and any Stockholders Agreement executed in connection herewith.

2.9 Articles and Bylaws of Company. From and after the Effective Time, the articles of incorporation and bylaws of Company as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation and bylaws of Company until thereafter amended in accordance with applicable Law.

2.10 Directors and Officers.

(a) Company Directors and Officers. From and after the Effective Time, the directors and officers of Company immediately prior to the Effective Time shall continue as the directors and officers of Company, each to hold office in accordance with the articles of incorporation and bylaws of Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal; provided, that Parent, as the holder of a majority of the outstanding Company Capital Stock, shall be entitled from and after the Effective Time to cause the reconstitution of the Board of Directors and officers of Company in accordance with applicable Law and the Company’s organizational documents.

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(b) Parent Directors and Officers. The Board of Directors and officers of Parent immediately prior to Closing shall continue as the Board of Directors and officers of Parent following Closing, with no changes to composition.

2.11 Lock-Up and Securities Law Matters.

(a) Restricted Securities. The Holder Consideration Shares and the Debt Satisfaction Shares shall each constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, and each recipient thereof acknowledges that such shares may not be resold except pursuant to an effective registration statement under the Securities Act or an applicable exemption therefrom.

(b) Holder Lock-Up. In addition to any applicable legal restrictions, Holder agrees that the Closing Shares shall be subject to a voluntary lock-up period of six (6) months following the Closing Date (the “Holder Lock-Up Period”), during which Holder shall not, without the prior written consent of Parent, directly or indirectly offer, sell, transfer, pledge, or otherwise dispose of such shares.

(c) Stop Transfer Instructions. Parent shall be entitled to instruct its transfer agent to place appropriate stop-transfer restrictions on the Closing Shares during the Holder Lock-Up Period.

2.12 Trade Payable Obligation and Rights.

(a) The Parties acknowledge that an outstanding trade payable obligation currently exists owed by Sim Agro Inc. to ENMAS EPC Power Projects Limited in connection with engineering services rendered in relation to the Power Plant Assets, in the approximate amount of $2,324,033 (the “Trade Payable Obligation”). The Parties acknowledge that no lien, UCC financing statement, or other security interest has been formally filed or perfected in connection with the Trade Payable Obligation.

(b) In the event that the acquisition of the power asset owned by Jefferson Enterprises (the “Power Asset Acquisition”) is consummated by Parent or Company, the Trade Payable Obligation shall be deemed satisfied, released, and extinguished in full at or upon such acquisition.

(c) In the event that the Power Asset Acquisition is not consummated, the Trade Payable Obligation shall remain in full force and effect and shall be retained as an asset or claim of Company, and Company shall have full right, title, and discretion to manage, enforce, assign, settle, or otherwise dispose of such Trade Payable Obligation as it determines in its sole discretion.

3. STOCKHOLDER APPROVALS

3.1 Company Stockholder Approval. Company shall obtain, in accordance with Law and its organizational documents, the affirmative vote or written consent of the holders of the requisite number of shares of Company Capital Stock to approve (i) this Agreement, (ii) the issuance of the New Shares to Parent, (iii) any amendment to Company’s articles of incorporation necessary to authorize sufficient shares for the issuance of the New Shares, and (iv) the transactions contemplated hereby.

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3.2 Parent Approvals. Parent has approved this Agreement, the Stock Exchange, and the transactions contemplated hereby. Parent shall obtain any additional approvals required by Nevada Law, its organizational documents, FINRA, the OTC Markets, and applicable securities Laws.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Organization; Power. Company is duly organized, validly existing, and in good standing under the Laws of the State of Texas and is duly qualified to do business in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Company.

4.2 Authorization; Enforceability. Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Complete and Accurate Capitalization Disclosure.

(a) Exhibit A-2 sets forth a complete, true, and accurate list of (i) all issued and outstanding shares of Company Capital Stock, including the record holders thereof, (ii) all Company Securities, including holder, number of shares, exercise/conversion price, vesting schedule, and expiration date, and (iii) all agreements, arrangements, or understandings relating to the issuance, sale, or transfer of any equity securities of Company.

(b) Except as set forth on Exhibit A-2, there are no (i) outstanding options, warrants, calls, subscriptions, convertible securities, or other rights obligating Company to issue, transfer, or sell any shares of Company Capital Stock or other equity securities, (ii) outstanding obligations of Company to repurchase, redeem, or otherwise acquire any shares of Company Capital Stock, (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of Company Capital Stock, or (iv) agreements requiring Company to register any securities under the Securities Act.

(c) Company has reserved sufficient shares of Company Capital Stock under its articles of incorporation to permit the issuance of the New Shares to Parent. Following the issuance of the New Shares at the Effective Time, Company will have sufficient authorized but unissued shares to satisfy all Company Securities then outstanding.

(d) No Person has any preemptive rights, rights of first refusal, co-sale rights, or similar rights that would be triggered by, or that would restrict or prohibit, the issuance of the New Shares to Parent pursuant to this Agreement. Company has obtained, or prior to Closing will obtain, all necessary waivers, consents, and approvals from any Person holding such rights, if any.

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4.4 Subsidiaries. Company has no Subsidiaries except as set forth on Exhibit B. Company owns, directly or indirectly, all issued and outstanding equity of each Subsidiary free and clear of all Encumbrances.

4.5 No Conflicts; Consents. The execution, delivery, and performance of this Agreement by Company do not and will not (a) conflict with Company’s organizational documents, (b) conflict with or violate any Law or Permit applicable to Company in any material respect, or (c) require any material consent or approval of, or filing with, any Person or Governmental Authority, except as set forth on Exhibit C.

4.6 Financial Statements. Company has delivered to Parent true, correct, and complete copies of its U.S. S Corporation Income Tax Returns (Form 1120-S) for the fiscal years ended December 31, 2025 and December 31, 2024, as prepared by Conder & Associates, PLLC (the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial condition and results of operations of Company as of the dates and for the periods indicated, including the income and expense items, balance sheet data, and Schedule L information set forth therein; provided, however, that the Company Financial Statements are prepared on a tax basis and may not conform in all respects to U.S. GAAP presentation, and are subject to normal tax accounting adjustments. The Parties acknowledge that the 2025 Company Financial Statements reflect post-adjustment figures and supersede any prior draft or preliminary version of the 2025 financials.

4.7 Absence of Undisclosed Liabilities. Except as (i) disclosed in the Company Financial Statements, (ii) set forth on Exhibit D, or (iii) expressly described in Section 6.13 of this Agreement (including the Existing Debt owed to ENMAS EPC Power Projects Limited in the approximate amount of $2,324,033 arising from obligations originally recorded as accounts payable in the 2021-2022 fiscal years and addressed by the debt assumption and restructuring provisions herein), Company has no liabilities or obligations of any nature required by U.S. GAAP to be reflected on a balance sheet.

4.8 Absence of Certain Changes. Since December 31, 2025, there has not been any material adverse effect on Company and its business, taken as a whole, and Company has conducted its business in the ordinary course consistent with past practice.

4.9 Compliance with Laws; Permits. Company is in compliance in all material respects with all applicable Laws and holds all material Permits necessary for the conduct of its business.

4.10 Litigation. There is no pending or, to Company’s knowledge, threatened claim, action, suit, investigation, or proceeding against Company or its properties that would reasonably be expected to have a material adverse effect or prevent or materially delay the transactions contemplated hereby.

4.11 Intellectual Property. Company owns or has valid rights to use all Intellectual Property necessary for its business as currently conducted and to Company’s knowledge, Company’s operations do not infringe any third-party Intellectual Property rights in any material respect.

4.12 Material Contracts. Exhibit E lists all material contracts to which Company is a party. Each such contract is valid and binding and in full force and effect, and neither Company nor, to Company’s knowledge, any counterparty is in material default thereunder.

4.13 Title to Assets. Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business as currently conducted, free and clear of Encumbrances, except as set forth on Exhibit F.

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4.14 Taxes. Company has timely filed (taking into account any valid extensions) all Tax returns required to be filed and has paid all Taxes due and payable, except for Taxes being contested in good faith and disclosed on Exhibit G.

4.15 Employees; Benefit Plans. Exhibit H sets forth a list of Company’s employees and material employee benefit plans. Company is in compliance with applicable employment and employee benefits Laws in all material respects.

4.16 Brokers. No broker, finder, or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

4.17 No Redemption or Repurchase Obligations. Company has no obligation or agreement to redeem, repurchase, or otherwise reacquire any shares of Company Capital Stock or other equity securities, and no stockholder has any right to require Company to redeem, repurchase, or reacquire any such securities. Company is not a party to any agreement that would require Company to pay cash or other consideration to any stockholder in connection with such stockholder’s equity interest in Company.

4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the related schedules and exhibits), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives (including any information, documents or material delivered to Parent, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

5. REPRESENTATIONS AND WARRANTIES OF PARENT

5.1 Organization; Power. Parent is duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to own its properties and carry on its business.

5.2 Authorization; Enforceability. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy and equitable principles.

5.3 Capitalization of Parent. The authorized, issued, and outstanding capital stock of Parent is set forth on Exhibit I. Except as set forth on Exhibit I, (i) there are no outstanding preemptive or other similar rights with respect to the Parent Common Stock, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Parent Common Stock and (iv) no equity interests of Parent are reserved for issuance. All outstanding shares of Parent Common Stock and Parent preferred stock are duly authorized, validly issued, fully paid, and nonassessable. The Three Hundred Million (300,000,000) shares of Parent Common Stock to be issued as consideration for the Option Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and issued in compliance with applicable securities Laws. The Twenty-Five Million (25,000,000) Debt Satisfaction Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and issued in compliance with applicable securities Laws.

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5.4 No Conflicts; Consents. The execution, delivery, and performance of this Agreement by Parent do not and will not (a) conflict with its organizational documents, (b) conflict with or violate any Law or Permit applicable to Parent, or (c) require any consent or approval of, or filing with, any Person or Governmental Authority, except as set forth on Exhibit J, for FINRA approvals, OTC Markets notifications, SEC filings, and such consents as, if not obtained, would not reasonably be expected to have a material adverse effect or prevent or materially delay the transactions contemplated hereby.

5.5 SEC Reporting; OTC Markets. Parent is current in its reporting obligations under the Securities Act and Exchange Act (all such documents filed or furnished pursuant to the Securities Act or the Exchange Act, the “Buyer SEC Documents”) and its common stock is quoted on the OTC Markets (OTCID). Parent has not received written notice of any pending suspension or delisting. All of the Buyer Parent SEC Documents (i) at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Buyer SEC Document filed prior to the date of this Agreement), complied or will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading.

5.6 Financial Statements. Parent has filed with the SEC true, correct, and complete copies of its financial statements as required by the Exchange Act, which fairly present in all material respects the financial condition and results of operations of Parent as of the dates and for the periods indicated. The financial statements (x) complied, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (z) fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein, except any unaudited financial statements are subject to normal year-end adjustments which are not material in the aggregate.

5.7 Brokers. No broker, finder, or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

5.8 Litigation. There is no pending or, to Parent’s knowledge, threatened claim, action, suit, investigation, or proceeding against Parent that would reasonably be expected to have a material adverse effect or prevent or materially delay the transactions contemplated hereby.

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6. COVENANTS

6.1 Conduct of Business by Company. From the Agreement Date until the earlier of the termination of this Agreement or the Effective Time, Company shall conduct its business in the ordinary course consistent with past practice and shall not take any of the actions set forth on Exhibit K without Parent’s prior written consent.

6.2 Access to Information. Company shall afford Parent and its representatives reasonable access during normal business hours to its properties, books, records, contracts, and personnel, and furnish such information as Parent may reasonably request, subject to confidentiality obligations and, with respect to any personnel, the prior approval of Dr. Karthik Raghavan.

6.3 Exclusivity. From the Agreement Date until the earlier of Closing or termination, Company shall not, and shall cause its representatives not to, solicit, initiate, or encourage any proposal or offer concerning any merger, sale of equity or assets, or similar transaction, or engage in discussions or negotiations with any Person regarding the foregoing.

6.4 Efforts; Regulatory Approvals. Subject to the terms hereof, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Stock Exchange, including (a) preparing and filing all applications, notices, and other documents with Governmental Authorities (including FINRA corporate action requests and any required SEC and OTC Markets submissions), and (b) obtaining all consents, approvals, and authorizations required to consummate the Stock Exchange. The Parties shall obtain FINRA’s approval of the issuance of the Parent Consideration Shares pursuant to FINRA Rule 6490 (corporate action filings for share issuances).

6.5 Securities Law Compliance. The Parties shall structure and consummate the issuance of Parent Common Stock in accordance with applicable federal and state securities Laws, including relying on available exemptions from registration under the Securities Act.

6.6 Exchange Act Reporting. Until such time as the Parent Consideration Shares (including any additional shares of Parent Common Stock issued in consideration for the Option Shares) have been resold pursuant to Rule 144, Parent shall file with the SEC all reports and other documents required to be filed under the Exchange Act, including, without limitation, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, within the time periods specified by the SEC’s rules and regulations, to permit resales of such shares of Parent Common Stock pursuant to Rule 144.

6.7 Public Announcements. No Party shall issue any press release or make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by Law or the rules of any self-regulatory organization. Parent may make such filings as are required under the Exchange Act.

6.8 Post-Closing Governance. Parent shall take all corporate actions necessary to reconstitute the Board of Directors and officers of Parent as set forth on Exhibit L effective as of the Closing.

6.9 Employment Agreements.

(a) Austen Lambrecht’s existing employment agreement with Parent shall remain in full force and effect following Closing without modification.

(b) At or prior to Closing, Parent and Karthik Raghaven shall negotiate in good faith and execute an Employment or Consulting Agreement on terms mutually satisfactory to both parties; provided that the failure to execute such agreement shall not be a condition to Closing under Section 8.1.

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6.10 Tax Filings. The Parties shall cooperate in the preparation and filing of any Tax returns and Tax elections relating to the transactions contemplated hereby and shall provide such information as is reasonably requested.

6.11 Prohibition on Dilutive Actions. From the Agreement Date until the Effective Time, Company shall not, without Parent’s prior written consent:

(a) Issue, sell, pledge, dispose of, or agree to issue, sell, pledge, or dispose of any additional shares of Company Capital Stock or any securities convertible into, or exchangeable or exercisable for, Company Capital Stock;

(b) Amend its articles of incorporation or bylaws in any manner that would adversely affect Parent’s ownership percentage or rights;

(c) Grant any rights, options, warrants, conversion rights, or other agreements of any kind to acquire any equity securities of Company;

(d) Split, combine, or reclassify any shares of Company Capital Stock;

(e) Declare, set aside, or pay any dividend or other distribution with respect to Company Capital Stock; or

(f) Enter into any agreement or commitment to do any of the foregoing.

6.12 Board Representation and Governance.

(a) Board Composition. At the Effective Time, Company’s Board of Directors (the “Board”) shall be reconstituted to consist of four (4) directors. Parent shall have the right to designate three (3) directors (constituting a majority of the Board), and Karthik Raghavan (or his designee, subject to his approval) shall have the right to designate one (1) director (the “Karthik Designee”). Parent shall provide the names of its initial designees to Company in writing at least five (5) Business Days prior to Closing.

(b) Election of Directors. Company shall take all actions necessary to cause Parent’s designees and the Karthik Designee to be elected or appointed to the Board at the Effective Time, including obtaining the resignations of existing directors to the extent necessary.

(c) Protective Provisions. Company’s bylaws shall be amended to provide that:

(i) the affirmative vote of at least seventy-five percent (75%) of the Board of Directors (which must include at least one (1) Parent designee) shall be required to approve any Major Decision; and

(ii) the affirmative vote of holders of at least fifty-one percent (51%) of the outstanding Company Capital Stock (which must include the affirmative vote of Parent) shall be required to approve any Major Decision requiring stockholder approval.

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(d) Major Decisions. “Major Decisions” means: (i) any issuance of equity securities or securities convertible into equity; (ii) any acquisition or disposition of assets outside the ordinary course exceeding $50,000; (iii) any incurrence of indebtedness exceeding $25,000; (iv) any related-party transaction; (v) entry into or amendment of any employment agreement with compensation exceeding $50,000 annually; (vi) any dividend or distribution to stockholders; (vii) any amendment to Company’s organizational documents; (viii) approval of annual budgets; (ix) any merger, sale, or liquidation of Company; and (x) any transaction outside the ordinary course of business exceeding $50,000.

(e) Replacement Rights. In the event that Karthik Raghavan is unable or unwilling to serve on the Board, he shall retain the right to designate a replacement director, subject to Company’s reasonable approval (not to be unreasonably withheld, conditioned, or delayed).

6.13 Debt Assumption and Satisfaction.

(a) The Parties acknowledge that ENMAS EPC Power Projects Limited (the “Existing Debt Holder”) is owed indebtedness in the aggregate amount of approximately Two Million Three Hundred Twenty-Four Thousand Thirty-Three Dollars ($2,324,033) (the “Existing Debt”), arising from obligations originally owed by Sim Agro Inc. in connection with the Power Plant Assets.

(b) At or concurrently with the Closing and the acquisition of Sim Agro Inc. by Parent or Company, Parent shall assume the Existing Debt and shall become directly obligated to the Existing Debt Holder for such amount.

(c) The Existing Debt shall be satisfied and discharged by Parent as follows:

(i) Promissory Note. In lieu of a cash payment at Closing, Parent shall issue to the Existing Debt Holder a promissory note (the “Debt Note”) in the principal amount of Four Hundred Twenty-Two Thousand Three Hundred Twenty-Two Dollars ($422,322), on substantially the terms set forth on Exhibit M hereto, which shall provide for: (A) a maturity date of eighteen (18) months following the Closing Date; (B) interest accruing at a fixed rate of ten percent (10%) per annum, payable at maturity; (C) repayment in a single balloon payment of all outstanding principal and accrued interest at maturity, provided that Parent may prepay the Debt Note in whole or in part at any time prior to maturity without penalty or premium; and (D) unsecured; and

(ii) Equity Issuance. Parent shall issue to the Existing Debt Holder Twenty-Five Million (25,000,000) shares of Parent Common Stock (the “Debt Satisfaction Shares”) as consideration for the remaining balance of the Existing Debt.

(d) Upon (i) execution and delivery of the Debt Note at Closing and (ii) issuance of the Debt Satisfaction Shares, the Existing Debt shall be deemed restructured and novated in accordance with the terms of the Debt Note and this Agreement; provided, however, that the Existing Debt shall not be deemed fully satisfied, discharged, and extinguished, and the Existing Debt Holder shall not be required to release its claims against Parent, Company, Sim Agro Inc., or the Power Plant Assets in respect thereof, until Parent has paid in full all amounts owing under the Debt Note in accordance with its terms.

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(e) As a condition to Closing, Parent shall have received from ENMAS EPC Power Projects Limited: (i) a duly executed counterpart of the Debt Note; (ii) a written debt restructuring and novation agreement (the “Debt Restructuring Agreement”), in form and substance reasonably satisfactory to Parent, confirming ENMAS’s acceptance of the Debt Note and the Debt Satisfaction Shares as a full restructuring of the Existing Debt and its agreement to look solely to the Debt Note and the Debt Satisfaction Shares for satisfaction of the Existing Debt; and (iii) a release of all claims against Company and the Power Plant Assets (but not against Parent as obligor under the Debt Note), effective as of Closing.

(f) Company acknowledges and agrees that (i) the issuance of the Debt Satisfaction Shares shall result in dilution to the holders of Parent Common Stock, including any shares issued pursuant to this Agreement, and (ii) such issuance is a necessary component of the acquisition of the Power Plant Assets and related entities.

(g) Debt Satisfaction Shares — Securities Law Compliance. The Debt Satisfaction Shares shall be issued pursuant to an exemption from registration under the Securities Act (Section 4(a)(2) and/or Regulation D, Rule 506). Prior to the issuance of the Debt Satisfaction Shares, Parent shall obtain from the Existing Debt Holder: (i) a representation that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act;

(ii) a representation that it is acquiring the Debt Satisfaction Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act; and (iii) an agreement that it will not offer, sell, transfer, pledge, or otherwise dispose of the Debt Satisfaction Shares for a period of twelve (12) months following the Closing Date without Parent’s prior written consent, except as permitted by applicable Law.

6.14 Confidentiality.

(a) Each Party (a “Receiving Party”) acknowledges that in connection with this Agreement and the transactions contemplated hereby, it has received and may receive confidential and proprietary information of the other Party (a “Disclosing Party”), including financial data, business plans, customer and supplier information, technical data, trade secrets, and other non-public information (collectively, “Confidential Information”). (b) Each Receiving Party shall: (i) hold all Confidential Information of the Disclosing Party in strict confidence; (ii) not disclose any Confidential Information to any third party without the Disclosing Party’s prior written consent, except to such Receiving Party’s directors, officers, employees, legal counsel, accountants, and financial advisors who need such information for purposes of this Agreement and who are bound by obligations of confidentiality no less restrictive than those set forth herein; and (iii) use Confidential Information of the Disclosing Party solely for purposes of consummating and integrating the transactions contemplated hereby. (c) The obligations of this Section 6.15 shall not apply to information that: (i) is or becomes publicly available through no act or omission of the Receiving Party; (ii) was rightfully known to the Receiving Party prior to disclosure; (iii) is independently developed by the Receiving Party without reference to the Confidential Information; or (iv) is required to be disclosed by applicable Law or court order, provided that the Receiving Party provides prompt prior written notice to the Disclosing Party and reasonably cooperates in seeking a protective order. (d) Upon termination of this Agreement or at Closing, and upon the Disclosing Party’s written request, the Receiving Party shall promptly return or destroy all Confidential Information of the Disclosing Party in its possession or control, including all copies and summaries thereof. (e) The obligations of this Section 6.15 shall survive for a period of three (3) years following the termination of this Agreement or, if the Closing occurs, three (3) years following the Closing Date.

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7. CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Stock Exchange are subject to the satisfaction (or waiver to the extent permitted by Law) of the following conditions:

(a) Stockholder Approvals. The approvals set forth in Sections 3.1 and 3.2 shall have been obtained.

(b) No Injunctions. No Law or order of any Governmental Authority shall be in effect restraining, enjoining, or otherwise prohibiting the consummation of the Stock Exchange.

(c) FINRA Approval of Corporate Actions. FINRA shall have issued its no-objection or approval, as applicable, with respect to the transaction.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a material adverse effect with respect to either Parent or Company.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the Stock Exchange are further subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure to be true and correct would not reasonably be expected to have a material adverse effect,.

(b) Covenants. Company shall have performed and complied in all material respects with all covenants and agreements required to be performed by it at or prior to the Closing.

(c) Certificates. Company shall have delivered an officer’s certificate certifying as to the satisfaction of the conditions in Sections 7.2(a) and 7.2(b) and attaching the requisite stockholder approvals.

(d) Third-Party Consents. Company shall have obtained the consents and approvals listed on Exhibit N.

(e) Capitalization Certificate. Company shall have delivered the Capitalization Certificate in accordance with Section 2.4, and Parent shall have approved such certificate or any disputed items shall have been resolved in accordance with Section 2.4(b).

(f) Authorized Shares. Company shall have obtained all necessary corporate approvals and, if required, stockholder approvals to authorize sufficient shares of Company Capital Stock to permit the issuance of the New Shares to Parent.

(g) No Preemptive or Similar Rights. Company shall have obtained waivers of all preemptive rights, rights of first refusal, and similar rights from all Persons entitled to such rights with respect to the issuance of the New Shares, or Company shall have demonstrated to Parent’s reasonable satisfaction that no such rights exist or apply to the issuance of the New Shares.

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(h) Stockholder Agreements. Each holder of Company Capital Stock immediately prior to the Effective Time (other than Parent) shall have executed and delivered a joinder to this Agreement or a separate stockholders agreement, in form and substance satisfactory to Parent, agreeing to be bound by the provisions of Article 121.

7.3 Additional Conditions to Obligations of Company. The obligations of Company to consummate the Stock Exchange are further subject to the satisfaction (or waiver by Company) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure to be true and correct would not reasonably be expected to have a material adverse effect,.

(b) Covenants. Parent shall have performed and complied in all material respects with all covenants and agreements required to be performed by it at or prior to the Closing.

(c) Certificates. Parent shall have delivered an officer’s certificate certifying as to the satisfaction of the conditions in Sections 7.3(a) and 7.3(b).

(d) Listing/Quotation. Parent Common Stock shall continue to be quoted on the OTC Markets, and the shares of Parent Common Stock to be issued as consideration in the Stock Exchange and in consideration for the Option Shares shall have been approved FINRA.

8. CLOSING DELIVERABLES

8.1 Company Deliverables. At Closing, Company shall deliver:

(a) The officer’s certificate referenced in Section 7.2(c).

(b) Good standing certificates for Company and each Subsidiary from their jurisdictions of organization dated as of Closing.

(c) Resignations of directors and officers of Company to the extent requested by Parent.

(d) A certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b).

(e) Stock certificates or other evidence of issuance representing the New Shares, registered in the name of Parent, free and clear of all Encumbrances, other than restrictions under applicable securities Laws and Company’s organizational documents.

_________________________

1 NTD: Suggest that the parties enter into a separate stockholder agreement containing these terms and not have the shareholder parties join this agreement. The separate agreement could be a closing condition/deliverable.

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8.2 Parent Deliverables. At Closing, Parent shall deliver:

(a) The officer’s certificate referenced in Section 7.3(c).

(b) Evidence of issuance of the Parent Consideration Shares to Company, including stock certificates or book-entry confirmations, free of restrictive legends except as required by applicable securities Laws.

(c) Good standing certificates for Parent dated as of Closing.

(d) The Capitalization Certificate in accordance with Section 2.4.

(e) Evidence that Parent has authorized and reserved sufficient shares of Parent Common Stock for issuance of additional Parent Common Stock in exchange for the Option Shares, including copies of all amendments to Parent’s articles of incorporation and certified resolutions of Parent’s Board of Directors.

(f) Debt Note and Restructuring Agreement. Parent shall have received the executed Debt Note and Debt Restructuring Agreement described in Section 6.13(e).

9. TERMINATION

9.1 Termination Events. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company if a Governmental Authority issues a final, nonappealable order permanently enjoining or otherwise prohibiting the Stock Exchange;

(c) by either Parent or Company if the Closing has not occurred on or before one hundred and twenty (120) days from the Agreement Date (the “Outside Date”), provided that the failure to close is not primarily due to the terminating Party’s breach;

(d) by Parent if Company breaches any representation, warranty, or covenant and such breach would cause a failure of a condition in Section 7.2 and is not cured within thirty (30) days after written notice;

(e) by Company if Parent breaches any representation, warranty, or covenant and such breach would cause a failure of a condition in Section 7.3 and is not cured within thirty (30) days after written notice.

9.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 9.1, this Agreement shall become void and of no effect, except for Section 10.2 (Fees and Expenses) and such other Sections as are expressly stated to survive termination herein, which shall survive termination, and except that nothing herein shall relieve any Party from liability for any willful breach.

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10. MISCELLANEOUS

10.1 Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by reputable overnight courier, or by email with confirmation, to the addresses set forth below or as otherwise designated by a Party in writing:

Parent:

1606 Corp.

2425 E. CAMELBACK RD SUITE 150

PHOENIX AZ 85016

Attention: Austen Lambrecht Email: austen@1606corp.com

Company:

Sim Agro Inc.

4039 Sabine Valley Trl Spring, TX 77386

Attention: Karthik Raghavan Email: kraghavan@simagroinc.com

10.2 Fees and Expenses. Except as otherwise expressly provided herein, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.3 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the Parties and supersedes all prior agreements with respect to the subject matter hereof. This Agreement may be amended only by a written instrument executed by each Party.

10.4 Waivers. Any waiver must be in writing and signed by the Party against whom the waiver is to be enforced. No failure or delay by any Party in exercising any right shall operate as a waiver thereof.

10.5 Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that Parent may assign this Agreement to an Affiliate provided Parent remains liable for its obligations.

10.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without regard to conflicts of Law principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Maricopa, Arizona and each Party consents to the jurisdiction and venue of such courts.

10.7 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and accordingly the Parties shall be entitled to seek equitable relief, including specific performance, in addition to any other remedy at Law.

10.8 Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be deemed modified to the minimum extent necessary to make it valid and enforceable.

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10.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered electronically or by PDF shall be deemed original.

10.10 Further Assurances. From and after the Agreement Date, each Party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to carry out the purposes of this Agreement.

10.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right or remedy.

10.12 Interpretation. The headings are for convenience only and shall not affect interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.”

11 INDEMNIFICATION AND SURVIVAL

11.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date (the “General Survival Date”); provided, however, that (a) the representations and warranties set forth in Sections 4.1 (Organization; Power), 4.2 (Authorization; Enforceability), 4.3 (Complete and Accurate Capitalization Disclosure), 5.1 (Organization; Power), 5.2 (Authorization; Enforceability), and 5.3 (Capitalization of Parent) (collectively, the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; (b) the representations and warranties in Section 4.14 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; and (c) claims based on fraud or willful misconduct shall survive indefinitely. Each covenant and agreement of the Parties that by its terms contemplates performance after the Closing shall survive in accordance with its terms. No indemnification claim may be brought with respect to any representation or warranty after the expiration of the applicable survival period unless written notice of such claim describing it in reasonable detail is delivered to the Indemnifying Party prior to such expiration, in which case such representation or warranty shall survive solely with respect to such claim until finally resolved.

11.2 Indemnification by Company and Company Stockholders. Subject to the limitations in Section 11.5, from and after the Closing, Company and each Company Stockholder, jointly and severally, shall indemnify, defend, and hold harmless Parent and its Affiliates and each of their respective directors, officers, employees, agents, successors, and assigns (collectively, “Parent Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, penalties, fines, costs, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or resulting from: (a) any breach of any representation or warranty made by Company in this Agreement; (b) any breach or non-fulfillment of any covenant or agreement of Company in this Agreement; (c) any liability of Company arising prior to the Effective Time that is not reflected or reserved for in the Company Financial Statements or disclosed on the Schedules hereto; or (d) any claim by any Company Stockholder arising out of or relating to such stockholder’s ownership of Company Capital Stock prior to the Effective Time.

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11.3 Indemnification by Parent. Subject to the limitations in Section 11.5, from and after the Closing, Parent shall indemnify, defend, and hold harmless Company and its Affiliates and each of their respective directors, officers, employees, agents, successors, and assigns (collectively, “Company Indemnified Parties” and, together with the Parent Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty made by Parent in this Agreement; or (b) any breach or non-fulfillment of any covenant or agreement of Parent in this Agreement.

11.4 Indemnification Procedure. (a) An Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party in writing of any claim or Loss, specifying in reasonable detail the nature, basis, and estimated amount thereof; provided that failure to provide timely notice shall not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced by such failure. (b) The Indemnifying Party shall have the right, exercisable by written notice within thirty (30) days of receipt of such notice, to assume control of the defense of any third-party claim at its own expense with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not consent to the entry of any judgment or settle any third-party claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed) unless such settlement: (i) involves only the payment of money by the Indemnifying Party; (ii) includes a full and unconditional release of all Indemnified Parties from all liabilities relating to such claim; and (iii) imposes no equitable relief or other obligation on any Indemnified Party. (c) If the Indemnifying Party does not timely elect to assume control of a third-party claim, the Indemnified Party may defend such claim at the Indemnifying Party’s expense. (d) The Indemnified Party shall cooperate fully with the Indemnifying Party in the defense of any third-party claim and shall have the right to participate in such defense at its own expense with its own counsel.

11.5 Limitations on Indemnification. (a) Deductible. Except with respect to claims based on Fundamental Representations, fraud, or willful misconduct, no Parent Indemnified Party shall be entitled to indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of Losses incurred by the Parent Indemnified Parties exceeds $35,000 (the “Deductible”), after which the Parent Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Deductible. (b) Cap. Except with respect to claims based on Fundamental Representations, fraud, or willful misconduct, the aggregate liability of Company and the Company Stockholders pursuant to Section 11.2(a) shall not exceed $600,000 (the “Cap”). The aggregate liability of Company and the Company Stockholders for claims based on Fundamental Representations shall not exceed the aggregate value of the Closing Shares issued to Holder at Closing, based on the closing price of Parent Common Stock on the Closing Date. (c) No Limitation on Fraud. Nothing in this Section 11.5 shall limit the liability of any Party for fraud or willful misconduct. (d) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which indemnification may be sought hereunder.

11.6 Exclusive Remedy. From and after the Closing, except in the case of fraud or willful misconduct, the indemnification provisions of this Article 11 shall constitute the sole and exclusive remedy of the Parties and all Indemnified Parties with respect to any and all claims arising out of or relating to this Agreement, the representations and warranties herein, or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 11.6 shall limit any Party’s right to seek specific performance or other equitable relief pursuant to Section 10.7, or any Party’s right to terminate this Agreement in accordance with Section 9.1.

12 STOCKHOLDERS AGREEMENT

12.1 Drag-Along Rights. If Parent elects to sell all or substantially all of the equity securities or assets of Company to a third party, or to effect a merger, consolidation, or similar transaction involving Company (a “Sale Transaction”), and if holders of a majority of the Company Capital Stock (including Parent) approve such Sale Transaction, then all Company Stockholders shall be required to participate in such Sale Transaction on the same terms and conditions as Parent and shall take all actions reasonably necessary to consummate such Sale Transaction, including voting in favor thereof and executing all transaction documents.

12.2 Tag-Along Rights. If any Company Stockholder(s) (other than Parent) propose to sell shares of Company Capital Stock to a third party, Parent shall have the right, but not the obligation, to participate in such sale on the same terms and conditions and to sell such percentage of Parent’s Company Capital Stock as is being sold by the selling stockholder(s).

12.3 Right of First Refusal. If any Company Stockholder (other than Parent) wishes to transfer any shares of Company Capital Stock, such stockholder must first offer such shares to Parent on the same terms and conditions as proposed to be offered to third parties. Parent shall have [thirty (30)] days to accept such offer.

12.4 Transfer Restrictions. No Company Stockholder (other than Parent) may transfer any shares of Company Capital Stock without the prior written consent of Parent, except for transfers (a) by will or intestacy, (b) to Affiliates of such stockholder, or (c) in connection with a Sale Transaction approved by Parent, in each case subject to the transferee agreeing in writing to be bound by this Agreement.

12.5 Legend. All certificates or book entries representing shares of Company Capital Stock shall bear a legend referencing the transfer restrictions set forth in this Article 12.

12.6 Specific Performance. The Parties acknowledge that the restrictions and obligations set forth in this Article 12 are reasonable and necessary to protect Parent’s investment in Company, and that any breach would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, Parent shall be entitled to specific performance and injunctive relief to enforce this Article 12.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

1606 Corp.
a Nevada corporation

By:	/s/ Austen Lambrecht	Date: May 2, 2026
Name:	Austen Lambrecht
Title:	Chief Executive Officer

Sim Agro Inc.
a Texas corporation

By:	/s/ Karthik Raghavan	Date: May 2, 2026
Name:	Karthik Raghavan
Title:	President

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Exhibit M: Form of Promissory Note (Debt Note)

PROMISSORY NOTE

Principal Amount: $422,322.00

Date: May 2, 2026 (the “Issuance Date”)

Maturity Date: The date that is eighteen (18) months following the Closing Date (the “Maturity Date”)

FOR VALUE RECEIVED, 1606 Corp., a Nevada corporation (“Maker”), hereby unconditionally promises to pay to the order of ENMAS EPC Power Projects Limited, an Indian company (“Holder”), the principal sum of FOUR HUNDRED TWENTY-TWO THOUSAND THREE HUNDRED TWENTY-

TWO DOLLARS ($422,322.00) (the “Principal”), together with interest thereon as set forth herein, on the Maturity Date.

1. Interest. Interest shall accrue on the outstanding Principal at a fixed rate of ten percent (10%) per annum, computed on the basis of a 365-day year. All accrued and unpaid interest shall be due and payable at maturity together with the outstanding Principal.

2. Payment. All outstanding Principal and accrued but unpaid interest shall be due and payable in a single balloon payment on the Maturity Date (the “Balloon Payment”). Maker shall make the Balloon Payment by wire transfer of immediately available funds to such account as Holder may designate in writing at least five (5) Business Days prior to the Maturity Date.

3. Prepayment. Maker may prepay this Note, in whole or in part, at any time and from time to time prior to the Maturity Date without penalty or premium. Any partial prepayment shall be applied first to accrued and unpaid interest and then to the outstanding Principal.

4. Unsecured Obligation. This Note is an unsecured obligation of Maker. Holder has no security interest, lien, or other Encumbrance on any assets of Maker or Company in respect of this Note (it being understood that any release of claims against Company and the Power Plant Assets is set forth in the Debt Restructuring Agreement).

5. Events of Default. Each of the following shall constitute an event of default (“Event of Default”):

(a) Maker fails to pay any amount due under this Note within ten (10) Business Days after the due date;

(b) Maker (i) commences a voluntary case under any bankruptcy, insolvency, or similar Law, (ii) has an involuntary case commenced against it that is not dismissed within sixty (60) days, or (iii) makes a general assignment for the benefit of creditors;

(c) Maker dissolves, liquidates, or ceases to carry on its business.

Upon the occurrence and continuance of an Event of Default, the entire outstanding Principal and all accrued and unpaid interest shall, at Holder’s option (exercised by written notice to Maker), become immediately due and payable.

6. Governing Law. This Note shall be governed by and construed in accordance with the Laws of the State of Nevada, without regard to conflicts of law principles.

7. Waiver. Maker hereby waives presentment, demand, protest, notice of dishonor, and all other notices or demands in connection with this Note.

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8. Amendments. This Note may not be amended, modified, or waived except by a written instrument signed by both Maker and Holder.

9. Assignment. Holder may not assign or transfer this Note without the prior written consent of Maker, which shall not be unreasonably withheld.

10. Integration. This Note, together with the Debt Restructuring Agreement and the Agreement (as defined in the Debt Restructuring Agreement), constitutes the entire agreement between Maker and Holder with respect to the subject matter hereof and supersedes all prior agreements relating thereto.

1606 CORP.

By:	/s/ Austen Lambrecht	Date: May 2, 2026
Name:	Austen Lambrecht
Title:	Chief Executive Officer

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Exhibit O: Form of Debt Restructuring and Novation Agreement

DEBT RESTRUCTURING AND NOVATION AGREEMENT

This Debt Restructuring and Novation Agreement (this “Restructuring Agreement”) is entered into as of May 2, 2026 (the “Effective Date”), by and among:

(1) 1606 Corp., a Nevada corporation (“New Obligor”);

(2) Sim Agro Inc., a Texas corporation (“Original Obligor”); and

(3) ENMAS EPC Power Projects Limited, an Indian company (“Creditor”).

RECITALS

A. Original Obligor is indebted to Creditor in the aggregate amount of approximately $2,324,033 (the “Existing Debt”), arising from obligations incurred in connection with the Power Plant Assets.

B. Pursuant to the Agreement and Plan of Stock Exchange dated as of May 2, 2026 (the “Exchange Agreement”), by and between New Obligor and Sim Agro Inc., New Obligor has agreed to assume the Existing Debt and to restructure and novate such debt on the terms set forth herein.

C. The Parties desire to set forth the terms of such restructuring and novation.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Novation and Assumption.

(a) Effective as of the Effective Date, New Obligor hereby assumes all obligations of Original Obligor with respect to the Existing Debt and agrees to be directly and solely liable to Creditor for the satisfaction of the Existing Debt in accordance with this Restructuring Agreement and the Debt Note (as defined below).

(b) Effective as of the Effective Date, Original Obligor is hereby released and discharged from all obligations to Creditor with respect to the Existing Debt.

2. Restructured Obligations. In full restructuring of the Existing Debt, New Obligor shall deliver to Creditor:

(a) a promissory note (the “Debt Note”) in the principal amount of $422,322.00, in the form attached as Exhibit M to the Exchange Agreement; and

(b) Twenty-Five Million (25,000,000) shares of Parent Common Stock of New Obligor (the “Debt Satisfaction Shares”), issued pursuant to an exemption from registration under the Securities Act of 1933, as amended.

3. Acceptance and Acknowledgment. Creditor hereby:

(a) accepts the Debt Note and the Debt Satisfaction Shares as a full restructuring and novation of the Existing Debt;

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(b) agrees to look solely to New Obligor and the Debt Note and Debt Satisfaction Shares for satisfaction of the Existing Debt;

(c) releases all claims against Original Obligor and the Power Plant Assets (but not against New Obligor as obligor under the Debt Note) with respect to the Existing Debt, effective as of the Effective Date; and

(d) acknowledges that the Existing Debt shall not be deemed fully satisfied, discharged, and extinguished until New Obligor has paid in full all amounts owing under the Debt Note in accordance with its terms.

4. Representations of Creditor. Creditor represents and warrants to New Obligor that:

(a) it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act;

(b) it is acquiring the Debt Satisfaction Shares for its own account for investment purposes and not with a view to distribution;

(c) it understands that the Debt Satisfaction Shares are “restricted securities” under Rule 144 and may not be resold absent registration or an applicable exemption; and

(d) it will not offer, sell, transfer, pledge, or otherwise dispose of the Debt Satisfaction Shares for a period of twelve (12) months following the Effective Date without New Obligor’s prior written consent, except as permitted by applicable Law.

5. Governing Law. This Restructuring Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without regard to conflicts of law principles.

6. Entire Agreement. This Restructuring Agreement, together with the Debt Note and the Exchange Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof.

7. Counterparts. This Restructuring Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Electronic or PDF signatures shall be deemed originals.

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IN WITNESS WHEREOF, the Parties have executed this Restructuring Agreement as of the date first written above.

1606 CORP.

By:	/s/ Austen Lambrecht
Name:	Austen Lambrecht
Title:	Chief Executive Officer

SIM AGRO INC.

By:	/s/ Karthik Raghavan
Name:	Karthik Raghavan
Title:	President

ENMAS EPC POWER PROJECTS LIMITED

By:	/s/ Alur Chakrapani
Name:	Alur Chakrapani
Title:	CEO & Managing Director

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